Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated February 3, 2026

Relating to Prospectus Dated November 19, 2024

Registration Statement No. 333-283179

Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase Shares of Common Stock

This free writing prospectus relates only to the offering of shares of common stock, pre-funded warrants to purchase shares of common stock, or the pre-funded warrants, and warrants to purchase shares of common stock, or the purchase warrants, of Sangamo Therapeutics, Inc., or the Company, and should be read together with the prospectus dated November 19, 2024 included in the Company’s Registration Statement on Form S-3 (File No. 333-283179), or the Prospectus, including the documents incorporated by reference therein. This free writing prospectus describes the terms of this offering of our securities and also adds to and updates information contained in the Prospectus and the documents incorporated by reference therein. Except as otherwise indicated, all information in this free writing prospectus and the Prospectus assumes no exercise of the pre-funded warrants or the purchase warrants included in this offering.

This free writing prospectus is qualified in its entirety by reference to the Prospectus, including the documents incorporated by reference therein. Financial information and other information presented in the Prospectus or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This free writing prospectus should be read together with the Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in our securities. Capitalized terms used in this free writing prospectus but not defined have the meanings given to them in the Prospectus.

Issuer	Sangamo Therapeutics, Inc.

Common stock offered by us	shares.

Pre-funded warrants offered by us	We are also offering pre-funded warrants to purchase shares of common stock. Each pre-funded warrant will have an initial exercise price per share of $0.01, subject to certain adjustments. The purchase price of each pre-funded warrant is equal to the price at which the share of our common stock and accompanying purchase warrant is being sold in this offering, minus $0.01. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For more information, see the section titled “Description of Securities We Are Offering—Pre-Funded Warrants.” This free writing prospectus and the Prospectus also relate to the offering of the shares of our common stock issuable upon exercise of such pre-funded warrants.

Purchase warrants offered by us	We are also offering accompanying purchase warrants to purchase shares of common stock. Each purchase warrant will have an initial exercise price per share of $ , subject to certain adjustments, will become exercisable six months from the date of issuance, and will expire five and a half years from the date of issuance. For more information, see the section titled “Description of Securities We Are Offering-Purchase Warrants.” This free writing prospectus and the Prospectus also relate to the offering of the shares of our common stock issuable upon exercise of the purchase warrants.

Warrant repricing transaction	Concurrent with the closing of this offering, we have agreed to reduce the exercise price of 23,809,523 outstanding common stock warrants issued on March 26, 2024 and held by the investor in this offering, or the Repriced Warrants, from $1.00 per share to $ per share, the exercise price of the purchase warrants issued in this offering. The Repriced Warrants will become exercisable six months after the closing of this offering, and will expire five and a half years after the closing of this offering.

Nasdaq listing for our common stock	Our common stock is listed on the Nasdaq Capital Market under the symbol “SGMO.” There is no established public trading market for the purchase warrants or the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system. See the section titled “Description of Securities We Are Offering.”

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into the Prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the entire Prospectus and the information incorporated by reference therein, including the factors described in “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which are incorporated by reference into the Prospectus, our consolidated financial statements and the related notes and other documents incorporated by reference into the Prospectus.

Overview

We are a genomic medicine company dedicated to translating ground-breaking science into medicines that transform the lives of patients and families afflicted with serious neurological diseases who do not have adequate or any treatment options. We believe our zinc finger epigenetic regulators are ideally suited to potentially address devastating neurological disorders and our capsid discovery platform can expand delivery beyond currently available intrathecal delivery capsids, including in the central nervous system.

Our Core Neurology Programs

Our neurology development is focused on two innovative areas: (i) development of epigenetic regulation therapies to treat serious neurological diseases and (ii) development of novel engineered adeno-associated virus, or AAV, capsids to deliver our therapies to the intended neurological targets.

Initial indications for our wholly owned preclinical programs include small fiber neuropathy, or SFN, a type of chronic neuropathic pain, and prion disease. Following clearance in November 2024 of the investigational new drug application, or IND, from the U.S. Food and Drug Administration, or FDA, for ST-503, an investigational epigenetic regulator for the treatment of intractable pain due to SFN, the first four clinical sites for the Phase 1/2 STAND study have been activated and we have begun patient enrollment and recruitment. We also are preparing a clinical trial authorisation, or CTA, for our product candidate to treat prion disease.

In addition, we are party to collaboration and license arrangements pursuant to which our collaborators are developing preclinical product candidates in indications such as tauopathies, amyotrophic lateral sclerosis and Huntington’s disease. These partners include Genentech, Inc., a member of the Roche Group, or Genentech, Alexion Pharmaceuticals, Inc. and Takeda Pharmaceutical Company Limited.

We also are developing novel engineered AAV capsids enhanced for delivery to neurological targets and have identified a proprietary engineered neurotropic AAV capsid variant, STAC-BBB, that has demonstrated an ability to cross the blood-brain barrier in nonhuman primates and mediated robust transduction, transgene expression, and targeted epigenetic repression throughout the brain and spinal cord after intravenous administration. We believe this novel capsid has the potential to unlock multiple wholly owned neurology epigenetic regulation programs, and is the subject of multiple out-license agreements, including with Genentech and Astellas Gene Therapies, Inc., or Astellas, and Eli Lilly and Company, or Lilly.

Other Clinical Programs

Isaralgagene civaparvovec

Isaralgagene civaparvovec, also known as ST-920, our wholly owned gene therapy product candidate for the treatment of Fabry disease, has been evaluated in our registrational Phase 1/2 STAAR clinical study, which is now complete. In October 20025, the FDA reiterated its October 2024 agreement that data from the Phase 1/2 STAAR study can serve as the primary basis for approval under the Accelerated Approval Program, using estimated glomerular filtration rate, or eGFR, slope at 52 weeks across all patients as an intermediate clinical endpoint. In this regard, in December 2025, we initiated a rolling submission of a Biologics Licensing Application, or BLA, to the FDA seeking accelerated approval of isaralgagene civaparvovec. Rolling submission allows for completed modules of the BLA to be submitted and reviewed by the FDA on an ongoing basis rather than waiting for the entire BLA to be submitted at once. We are currently in early-stage business development discussions with respect to a potential commercialization agreement for isaralgagene civaparvovec.

Giroctocogene fitelparvovec

Giroctocogene fitelparvovec, also known as SB-525, is a gene therapy product candidate for the treatment of moderately severe to severe hemophilia A that we co-developed with and previously licensed to Pfizer Inc., or Pfizer. In December 2024, Pfizer notified us of its termination of our collaboration for convenience, effective April 21, 2025. We have completed the transition of the program back to Sangamo, and we currently are in early-stage business development discussions with respect to a potential collaboration partner for giroctocogene fitelparvovec.

Recent Developments

Preliminary Financial Information

Based upon preliminary estimates and information available to us as of the date of this free writing prospectus, we estimate that we had approximately $20.9 million in cash and cash equivalents as of December 31, 2025. We have not yet completed our financial close process for the quarter and year ended December 31, 2025. This estimate of our cash and cash equivalents as of December 31, 2025 is preliminary, unaudited and is subject to change upon completion of our financial statement closing procedures and the audit of our consolidated financial statements.

Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the foregoing preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that we or Ernst & Young LLP may identify items that require us to make adjustments to the financial information set forth above. Our audited consolidated financial statements for the year ended December 31, 2025 are scheduled to be completed subsequent to the completion of this offering. Accordingly, undue reliance should not be placed on this preliminary estimate.

At-the-Market Offering Sales

Since September 30, 2025, we have sold an aggregate of 32,250,609 shares of our common stock under an “at the market” equity offering program that we entered into pursuant to our Open Market Sale Agreement, dated August 5, 2020, as amended, with Jefferies LLC, as agent, or the Sales Agreement for aggregate net proceeds of approximately $17.0 million. As of the date hereof, approximately $131.2 million of shares of our common stock remain available to be sold under the Sales Agreement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and discussed under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, or the Annual Report, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, or the Quarterly Report, which are incorporated by reference into the Prospectus, together with the other information in this free writing prospectus, the Prospectus, and the information and documents incorporated by reference. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and the Securities Offered Hereby

There is currently substantial doubt about our ability to continue to operate as a going concern, which substantial doubt will not be alleviated with the net proceeds of this offering. We will continue to need substantial additional funding following this offering to continue to operate as a going concern. If adequate funds are not available to us on a timely basis, or at all, we will be required to take additional actions to address our liquidity needs, including additional cost reduction measures such as further reducing operating expenses, including through workforce reductions, and delaying, reducing the scope of, discontinuing or altering our research and development activities, which would have a material adverse effect on our business and prospects.

We have incurred significant operating losses and negative operating cash flows since inception and have not achieved profitability. In addition, our current financial position raises substantial doubt about our ability to continue to operate as a going concern, which substantial doubt will not be alleviated with the net proceeds of this offering. Based on our current operating plan, we believe our existing cash and cash equivalents, together with the estimated net proceeds from this offering, will be adequate to fund our planned operations only into the beginning of the third quarter of 2026. This estimate regarding our cash resources is based on assumptions that are inherently uncertain, and actual results could differ materially from those estimates. In this regard, we could use our available capital resources sooner than we currently expect and changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate. Accordingly, our ability to continue to operate as a going concern will remain dependent upon our ability to raise substantial additional capital following this offering to fund our operations and support our research and development endeavors, including to progress our core neurology programs as described in the Prospectus.

Subject to the lock-up agreement we entered into in connection with this offering as described under “Underwriting,” we will continue to actively seek additional capital following this offering, including through public or private equity or debt financing or other sources, such as strategic collaborations and other direct investments in our programs. The substantial additional capital needed to support our operations and to continue to operate as a going concern may not be available on acceptable terms or at all. In particular, the perception of our ability to continue to operate as a going concern has made and will continue to make it more difficult to obtain additional financing for the continuation of our operations, particularly in light of currently challenging macroeconomic and market conditions. Further, we have been and may continue to be unable to attract substantial new investments as a result of the speculative nature of our newly reprioritized core neurology preclinical programs and the absence of partners to progress our more advanced clinical-stage programs. In this regard, our ability to fund our operations beyond the third quarter of 2026 and to advance the development of our technologies and product candidates will remain wholly dependent on our ability to secure collaboration partners for our more advanced clinical-stage programs or to otherwise enter into value-maximizing transactions for those programs. If we are not able to secure collaborators for, or to otherwise enter into value-maximizing transactions for, these more advanced clinical-stage programs, we will not be able to secure sufficient capital following this offering to continue to operate as a going concern and to advance the development of our technologies and product candidates. In particular, despite an extensive, long-term process to secure commercialization partners for our Fabry disease and hemophilia A programs, we are currently only in the early stages of discussions with potential counterparties in respect of potential business development transactions for our Fabry disease and hemophilia A programs. There can be no assurance that such current or potential future discussions will meaningfully advance at all or ultimately result in value-maximizing transactions, and if we are unable to execute one or more such transactions for our more advanced clinical-stage programs in the near-term, particularly our Fabry disease program, we will be unable to raise the substantial additional capital needed to support our operations and to continue to operate as a going concern. If adequate funds are not available to us on a timely basis, or at all, we will be required to take significant additional actions to address our liquidity needs, including substantial additional cost reduction measures such as further reducing operating expenses and further delaying, reducing the scope of, altering or discontinuing entirely our research and development activities. In this regard, we are actively considering a variety of significant cost-cutting measures designed to preserve our cash resources and the value of our assets including, among others, additional reductions in our workforce. If we are unable to consummate one or more transactions to provide for, or enable, the substantial additional funding needed to operate our business, our business and prospects would be materially and adversely affected, and we may be required to cease operations entirely, liquidate all or a portion of our assets, and/or seek protection under the U.S. Bankruptcy Code, and you may lose all or part of your investment. We have explored, and will continue to explore, whether filing for bankruptcy protection is in the best interest of Sangamo and our stakeholders.

Moreover, we have historically relied in part on collaboration partners to provide funding for and otherwise advance our preclinical and clinical programs. However, in June 2023, our collaboration agreements with Biogen and Novartis terminated, our collaboration agreement with Kite expired pursuant to its terms in April 2024, and in December 2024, Pfizer notified us of its termination for convenience, effective April 21, 2025, of its collaboration agreement with us. Further, while we may identify new collaboration partners who can progress some of the programs that were the subject of these collaborations, as well as our Fabry disease program, STAC-BBB capsid and modular integrase platform, we have not yet been, and may never be, successful in doing so in a timely manner, or on acceptable terms or at all, and we may otherwise fail to raise sufficient additional capital in order to progress these and our other programs ourselves, in which case, we will not receive any return on our investments in these programs. Although we have received an aggregate of $88.0 million in upfront license fees and/or milestone payments and are eligible to earn future licensed target fees and development and commercial milestone payments in connection with our license agreements with Genentech, Astellas and Lilly, we may never receive any further payments under any of these agreements. In any event, we need substantial additional funding in order to advance our core neurology programs, including to make planned regulatory submissions and commence planned clinical trials as described in the Prospectus, as well as our Fabry disease and hemophilia A programs, capsid engineering efforts and modular integrase platform, and to otherwise execute on our current operating plan.

If we raise additional capital following this offering through public or private equity offerings, including sales pursuant to our at-the-market offering program with Jefferies LLC, your ownership interest will be diluted, and such dilution may be substantial given our current stock price decline. In addition, the terms of any new equity securities we may issue following this offering may have a preference over, and include rights superior to, our common stock. If we raise additional capital through royalty financings or other collaborations, strategic alliances or licensing arrangements with third parties, we may need to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable. If we raise additional capital through debt financing, we may be subject to specified financial covenants or covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or pursuing certain transactions, any of which could restrict our ability to commercialize our product candidates or operate our business.

In addition, as we focus our efforts on proprietary human therapeutics, we will need to seek regulatory approvals of our product candidates from the FDA or other comparable foreign regulatory authorities, a process that could cost in excess of hundreds of millions of dollars per product. We may experience difficulties in accessing the capital markets due to external factors beyond our control, such as volatility in the equity markets for emerging biotechnology companies and general economic and market conditions both in the United States and abroad. In particular, our ability to raise the substantial additional capital we need in order to fund our business may be adversely impacted by global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide, such as has been experienced recently. We cannot be certain that we will be able to obtain the substantial additional capital that we need to support our operations and to continue to operate as a going concern following this offering. Our failure to obtain adequate funding in the near term will adversely affect our ability to continue to operate as a going concern and our ability to develop our technology and products candidates, and we may be required to cease operations.

We currently do not meet, and may not regain compliance with, the listing standards of the Nasdaq Capital Market, or Nasdaq, and as a result our common stock may be delisted. Delisting could adversely affect the liquidity of our common stock and the market price of our common stock could decrease, and our ability to obtain sufficient additional capital to fund our operations and to continue to operate as a going concern would be substantially impaired.

Our common stock is currently listed on the Nasdaq Capital Market, which has minimum requirements that a company must meet in order to remain listed. These requirements include maintaining a minimum closing bid price of $1.00 per share, which closing bid price cannot fall below $1.00 per share for a period of more than 30 consecutive trading days, or the Bid Price Requirement. On April 30, 2025, we received a deficiency notice from the Listing Qualifications Staff, or the Staff, of Nasdaq notifying us that, for the prior 30 consecutive business days, the bid price of our common stock had closed below $1.00 per share, thereby failing to satisfy the bid price requirement set forth in the continued listing requirements of Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Requirement. On October 29, 2025, we received a letter, or the Extension Notice, from Nasdaq advising that we were granted a 180-day extension, or until April 27, 2026, to regain compliance with the Minimum Bid Price Requirement. If at any time prior to April 27, 2026, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, we will regain compliance with the Minimum Bid Price Requirement. The Extension Notice has no immediate effect on the listing of our common stock on The Nasdaq Capital Market and does not affect our reporting requirements with the SEC.

We intend to cure the Minimum Bid Price Requirement by April 27, 2026, however if we do not regain compliance with the Minimum Bid Price Requirement during this period, we expect that Nasdaq will provide written notification to us that our common stock will be delisted. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq listing rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. There can be no assurance that we will regain compliance with the Minimum Bid Price Requirement during the additional 180-day compliance period or maintain compliance with any other Nasdaq listing requirement.

A reverse stock split may allow us to meet the Minimum Bid Price Requirement, but we cannot assure you that a reverse stock split will be approved by our stockholders or that any reverse stock split, if implemented, will be sufficient to enable us to maintain our Nasdaq listing. Additionally, if a reverse stock split is implemented, there can be no assurance that the market price per new share of our common stock following the reverse stock split will remain unchanged or will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. The liquidity of the shares of our common stock may be affected adversely by any reverse stock split given the reduced number of shares of our common stock that will be outstanding following such reverse stock split. Furthermore, following any reverse stock split, the resulting market price of our common stock may not attract new investors and may not satisfy the investing requirements of those investors.

In the event that our common stock is delisted from Nasdaq as a result of our failure to regain compliance with the Minimum Bid Price Requirement, as a result of Nasdaq not granting us an extension or the panel not granting us a favorable decision or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board, but there can be no assurance that our common stock will be eligible for trading on such alternative exchange or market.

Additionally, if our common stock is delisted from Nasdaq, the liquidity of our common stock would be adversely affected, the market price of our common stock could decrease, our ability to obtain sufficient additional capital to fund our operations and to continue to operate as a going concern would be substantially impaired and transactions in our common stock could lose federal preemption of state securities laws. Furthermore, there could also be a further reduction in our coverage by securities analysts and the news media and broker-dealers may be deterred from making a market in or otherwise seeking or generating interest in our common stock, which could cause the price of our common stock to decline further. Moreover, delisting may also negatively affect our collaborators’, vendors’, suppliers’ and employees’ confidence in us and employee morale.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The trading price of our common stock has been, and is likely to continue to be, be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market, industry and other factors, including the risk factors described in the Prospectus and discussed under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which are incorporated by reference into the Prospectus. In the near term, we expect the market price of our common stock will be dependent on our ability to complete the rolling BLA submission for, and achieve FDA approval of, isaralgagene civaparvovec and to alleviate the substantial doubt about our ability to continue to operate as a going concern. The market price of our common stock may also be dependent upon the valuations and recommendations of the analysts who cover our business. If the results of our business and our efforts to raise the additional capital that we need to fund our operations do not meet these analysts’ forecasts, the expectations of investors or the financial guidance we provide to investors in any period, the market price of our common stock could decline, perhaps significantly.

In addition, the stock markets in general, and the markets for biotechnology stocks in particular, have experienced significant volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The combined offering price per share (or pre-funded warrant) and accompanying purchase warrant in this offering is higher than the net tangible book value per share of our common stock. Therefore, if you purchase securities in this offering, you will pay a combined offering price per share (or pre-funded warrant) and accompanying purchase warrant that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options or warrants are exercised or RSUs are settled, you will incur further dilution. Our net tangible book value as of September 30, 2025 was $6.2 million, or $0.0194 per share. After giving effect to this offering at the combined offering price of $    per share and accompanying purchase warrant, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (but excluding the shares of common stock to be issued and the proceeds received, if any, from exercises of the purchase warrants or pre-funded warrants offered hereby), you will experience immediate dilution of $    per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2025 after giving effect to this offering (but without giving effect to the exercise of the purchase warrants or pre-funded warrants offered hereby) and the combined offering price. If the holders of the purchase warrants exercise the warrants in full, our as adjusted net tangible book value per share after this offering would be $    , representing an immediate increase in as adjusted net tangible book value per share of $    to existing stockholders and immediate dilution in as adjusted net tangible book value per share of $    to the new investor purchasing securities in this offering. See the section of the Prospectus titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise the substantial additional capital we need for the continuation of our operations, we expect to in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our shares of our common stock, including pursuant to the Sales Agreement. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our shares of our common stock in future transactions may be higher or lower than the price per share you may pay in this offering.

Our management has broad discretion in the use of our cash and cash equivalents, including the proceeds we receive in this offering, and might not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could harm our business and cause the price of our common stock to decline, perhaps significantly.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

There is no public market for the purchase warrants or the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the purchase warrants or the pre-funded warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the purchase warrants or the pre-funded warrants will be limited.

The purchase warrants are speculative in nature. You may not be able to recover your investment in the purchase warrants, and the purchase warrants may expire worthless.

The purchase warrants do not confer any rights of our common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing six months after the date of issuance, holders of purchase warrants may exercise their right to acquire the underlying common stock and pay an exercise price per share equal to $    , subject to certain adjustments, and the purchase warrants will expire five and a half years after the date of issuance. Moreover, following this offering, the market value of the purchase warrants, if any, is uncertain and there can be no assurance that the market value of the purchase warrants will equal or exceed their imputed offering price. In addition, there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the purchase warrants for a sustained period of time or at all, and, consequently, it may not ever be profitable for holders of the purchase warrants to exercise the purchase warrants.

Holders of the purchase warrants or the pre-funded warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the purchase warrants or the pre-funded warrants, you will have no rights with respect to our common stock issuable upon exercise of the purchase warrants or the pre-funded warrants, including the right to receive dividend payments, vote or respond to tender offers. Upon exercise of your purchase warrants or pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We will not receive any meaningful amount of additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or by means of a “cashless exercise” according to a formula set forth in the pre-funded warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the pre-funded warrants.

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants, holders will only be able to exercise such purchase warrants or pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants at the time that holders wish to exercise such purchase warrants or pre-funded warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of our common stock that holders will receive upon exercise of the purchase warrants or pre-funded warrants will be fewer than it would have been had such holder exercised such purchase warrants or pre-funded warrants for cash, and holders may be limited in their ability to immediately sell shares upon exercise subject to volume or other securities law limitations. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their purchase warrants or pre-funded warrants for cash if a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the purchase warrants or pre-funded warrants is available.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This free writing prospectus, the Prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our future events, including our anticipated operations, research, development, manufacturing and commercialization activities, clinical trials, operating results and financial condition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

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our estimates regarding the sufficiency of our cash resources and our expenses, capital requirements and need for substantial additional financing, and our ability to obtain the substantial additional financing that we need to support our operations and to continue to operate as a going concern following this offering;

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our ability to establish and maintain collaborations and strategic partnerships and realize the expected benefits of such arrangements, including in particular our ability to secure a commercialization partner for our Fabry disease program and to enter into new collaborations with respect to our STAC-BBB capsid, epigenetic regulation capabilities and hemophilia A program;

•	our projected operating and financial performance;

•	our plans for advancing our development programs and the plans of any collaboration partners for advancing partnered programs;

•	anticipated research and development of product candidates and potential commercialization of any resulting approved products;

•	the initiation, scope, rate of progress, enrollment, dosing, anticipated results and timing of our preclinical studies and clinical trials and those of our collaborators or strategic partners;

•	the therapeutic and commercial potential of our product candidates, including the durability of therapeutic effects;

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the therapeutic and commercial potential of technologies used by us in our product candidates, including our gene therapy and gene editing technologies, zinc finger, or ZF, technology platform, and zinc finger transcriptional regulators, or ZF-transcriptional regulators, which include zinc finger repressors, or ZFRs;

•	anticipated revenues from existing and new collaborations and the timing thereof;

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our and our collaborators’ anticipated plans and timelines in conducting our ongoing and potential future clinical trials and presenting clinical data from such clinical trials, and the anticipated advancement of our product candidates to late-stage development;

•

our ability to realize the expected benefits of our license agreements with Genentech, Astellas and Lilly, the potential for these licensees to complete clinical development, regulatory interactions, manufacturing and global commercialization of any resulting products, and the potential for us to receive milestone payments and/or additional fees and royalties from these licensees;

•	potential IND and CTA submissions and potential acceptance thereof by the FDA and regulatory authorities outside the United States;

•

the potential for isaralgagene civaparvovec to obtain Accelerated Approval from the FDA, including the adequacy of data generated in the Phase 1/2 STAAR study to support any such approval, and our expectations concerning the availability of additional data to support the rolling BLA submission for isaralgagene civaparvovec and the anticipated timing of potentially completing such submission;

•

our estimates regarding the impact of the macroeconomic and geopolitical environment on our business and operations and the business and operations of our collaborators, including preclinical studies, clinical trials and manufacturing, and our ability to manage such impacts;

•	our research and development and other expenses;

•	our ability to obtain adequate preclinical and clinical supplies of our product candidates from current and potential new suppliers and manufacturers;

•

our ability, and the ability of our collaborators and strategic partners, to obtain and maintain regulatory approvals for product candidates and the timing and costs associated with obtaining regulatory approvals;

•	our ability to comply with, and the impact of, regulatory requirements, obligations and restrictions on our business and operations;

•

our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others, including our ability to obtain and maintain rights to the technologies required to develop and commercialize our product candidates;

•	competitive developments, including the impact on our competitive position of rival products and product candidates and our ability to meet such competition;

•	our operational and legal risks;

•	our plans, objectives, expectations and intentions and any other statements that are not historical facts; and

•	the anticipated use of our existing capital resources and the net proceeds from this offering.

In some cases, you can identify forward-looking statements by use of future dates or by terms such as: “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in “Risk Factors” beginning on page 3 of this free writing prospectus and under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which are incorporated by reference into the Prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully read this free writing prospectus, the Prospectus and the documents incorporated therein by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the    shares of common stock, pre-funded warrants to purchase    shares of common stock and accompanying purchase warrants that we are offering, excluding the proceeds, if any, from the exercise of the purchase warrants or the pre-funded warrants offered hereby, will be approximately $    million, based on the combined offering price of $  per share of common stock (or pre-funded warrants at the combined offering price less $0.01) and accompanying purchase warrant to purchase one share of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This estimate excludes the proceeds, if any, from the exercise of the purchase warrants and the pre-funded warrants sold in this offering.

We intend to use the net proceeds from this offering, together with our cash and cash equivalents, for working capital and general corporate purposes.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and the investor will be relying upon the judgment of our management regarding the application of these proceeds. The failure by our management to apply these funds effectively could harm our business and cause the price of our common stock to decline, perhaps significantly.

Based on our current operating plan, we estimate that our cash and cash equivalents as of December 31, 2025, together with the $2.03 million in net proceeds generated through our at-the-market offering program since December 31, 2025, and the anticipated net proceeds of this offering will be sufficient to meet our liquidity requirements only into the beginning of the third quarter of 2026. This estimate regarding our cash resources is based on assumptions that are inherently uncertain, and actual results could differ materially from those estimates. In this regard, we could use our available capital resources sooner than we currently expect and changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate.

If all of the purchase warrants sold in this offering were to be exercised in cash at an exercise price per share equal to $  , we would receive additional proceeds of approximately $    million. We cannot predict when or if the purchase warrants will be exercised. In addition, we will receive only $0.01 per share upon exercise of any pre-funded warrants.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of our common stock, pre-funded warrants to purchase shares of our common stock and accompanying warrants to purchase an additional shares of our common stock. The common stock (or pre-funded warrants) and the purchase warrants will be sold together. Each share of our common stock (or pre-funded warrant) will be sold with a purchase warrant to purchase one share of our common stock. The shares of our common stock (or pre-funded warrants) and the accompanying purchase warrants are immediately separable and will be issued separately. The shares of our common stock issuable from time to time upon exercise of the purchase warrants and the pre-funded warrants, if any, are also being offered pursuant to this offering.

Common Stock

Our restated certificate of incorporation authorizes us to issue 960,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of our common stock are the only security of the Company registered pursuant to Section 12 of the Exchange Act. The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Stockholders have no cumulative voting rights. Subject to the preferences of any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of our common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

For more information, see “Description of Capital Stock” in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, which Exhibit 4.1 is incorporated by reference into the Prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGMO.” The transfer agent and registrar for our common stock is Computershare, Inc.

Pre-Funded Warrants

The material terms and provisions of the pre-funded warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of pre-funded warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be immediately exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, if a registration statement registering the issuance of the shares of our common stock underlying a pre-funded warrant held by holder under the Securities Act is not effective or available for the issuance of such shares to such holder at the time of exercise, the holder may only exercise the pre-funded warrant through a “cashless exercise,” in which case, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrant. Apart from the limited circumstance where such a registration statement is not then effective or available, the exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a pre-funded warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% (at the election of the holder prior to the issuance of the warrant) of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to us subject to the terms of the pre-funded warrants.

Exercise Price. Each pre-funded warrant offered hereby has an initial exercise price per share equal to $0.01. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of our common stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the pre-funded warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, the pre-funded warrants shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to the consummation of such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the pre-funded warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Warrant Agent. We are acting as warrant agent for the pre-funded warrants.

Purchase Warrants

The material terms and provisions of the purchase warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of purchase warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of purchase warrant for a complete description of the terms and conditions applicable to the purchase warrants.

General. Each purchaser of a share of our common stock or pre-funded warrant will receive a purchase warrant to purchase one share of our common stock.

Exercisability. The purchase warrants will be exercisable six months from the date of issuance and will expire five and a half years from the date of issuance. The purchase warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us or the warrant agent a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, if a registration statement registering the issuance of the shares of our common stock underlying a purchase warrant held by holder under the Securities Act is not effective or available for the issuance of such shares to such holder at the time of exercise, the holder may only exercise the purchase warrant through a “cashless exercise,” in which case, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the purchase warrant. Apart from the limited circumstance where such a registration statement is not then effective or available, the exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a purchase warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to us subject to the terms of the purchase warrants.

Exercise Price. The initial per share exercise price of the purchase warrants is $  . The exercise price is subject to adjustment in the event of stock combinations, subdivisions or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the purchase warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the purchase warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the purchase warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the purchase warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, the holders of the purchase warrants will be entitled to receive upon exercise of the purchase warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the purchase warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, as more fully described in the purchase warrant, in the event of certain fundamental transactions, the holders of the purchase warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the purchase warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the purchase warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the purchase warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their purchase warrants.

Warrant Repricing Transaction

In a concurrent private transaction, we have agreed to reduce the exercise price of the Repriced Warrants from $1.00 per share to $    per share (the exercise price of the purchase warrants offered in this offering). The Repriced Warrants will become exercisable six months from the closing date of this offering. In connection with the reduction in exercise price, the Company has additionally agreed to extend the expiration date of the Repriced Warrants to be five and a half years from the closing of this offering. Other than as described herein, the terms of the Repriced Warrants remain the same and unchanged.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States, or U.S., federal income tax considerations of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, or the Shares, the purchase, exercise, disposition and lapse of warrants to purchase shares of our common stock pursuant to this offering, or the purchase warrants, the purchase, ownership and disposition of pre-funded warrants to purchase shares of our common stock issued pursuant to this offering, or the pre-funded warrants, and the ownership and disposition of shares of our common stock issuable upon exercise of the purchase warrants or the pre-funded warrants, or the warrant shares. The Shares, the purchase warrants, the warrant shares and the pre-funded warrants are collectively referred to herein as our “securities.” All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this offering. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own or have owned, or are deemed to own or have owned, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, wash, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, holders subject to special tax accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships or disregarded entities for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as a Share for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of Shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the Share received. Similarly, the tax basis of the pre-funded warrant should carry over to the Share received upon exercise, increased by the exercise price of $0.01 per share. However, our characterization is not binding on the IRS, and the IRS may treat the pre-funded warrants as warrants to acquire our Shares. If so, the amount and character of your gain with respect to an investment in our pre-funded warrants could change. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

Each purchaser of Shares or pre-funded warrants must allocate its purchase price for such Shares, pre-funded warrants, or purchase warrants between each Share, pre-funded warrant, or purchase warrant, as applicable, based on the respective relative fair market values of each at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each Share, pre-funded warrant and purchase warrant. A holder’s allocation of the purchase price among the Shares, pre-funded warrants and purchase warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price among the Shares, pre-funded warrants and purchase warrants.

Tax Considerations Applicable to U.S. Holders

Definition of U.S. Holder

In general, a “U.S. holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exercise of Purchase Warrants

A U.S. holder generally will not recognize gain or loss on the exercise of a purchase warrant and the related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. holder’s initial tax basis in a warrant share will be equal to the sum of (a) such U.S. holder’s tax basis in the purchase warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such purchase warrant. A U.S. holder’s holding period in a warrant share received on the exercise of a purchase warrant generally should begin on the day after the date that such purchase warrant is exercised by such U.S. holder.

In certain circumstances, the purchase warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a purchase warrant on a cashless basis, including with respect to their holding period and tax basis in the warrant share.

Distributions on the Shares or the Warrant Shares

We do not anticipate declaring or paying any future distributions. However, if we do make distributions on the Shares or the warrant shares, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in your income as ordinary income when received. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the Shares or the warrant shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or warrant shares, subject to the tax treatment described in “-Sale or Other Taxable Disposition of the Shares, Pre-Funded Warrants, Purchase Warrants or Warrant Shares.”

Sale or Other Taxable Disposition of the Shares, Pre-Funded Warrants, Purchase Warrants or Warrant Shares

Upon the sale, exchange or other taxable disposition of the Shares, pre-funded warrants (other than by exercise), purchase warrants (other than by exercise) or warrant shares, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in the Shares, pre-funded warrants, purchase warrants or warrant shares. This capital gain or loss will be long-term capital gain or loss if the

U.S. holder’s holding period in such Shares, pre-funded warrants, purchase warrants or warrant shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Lapse of Pre-Funded Warrants and Purchase Warrants

Upon the lapse or expiration of a pre-funded warrant or a purchase warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the pre-funded warrant or the purchase warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the pre-funded warrant or the purchase warrant is held for more than one year. Deductions for capital losses are subject to limitations.

Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants

The terms of each pre-funded warrant and purchase warrant provide for an adjustment to the number of warrant shares for which the pre-funded warrant or purchase warrant may be exercised and/or to the exercise price of the pre-funded warrant or purchase warrant in certain events. An adjustment to the exercise price of a pre-funded warrant or purchase warrant may be treated as a constructive distribution to a U.S. holder of the pre-funded warrants or purchase warrants depending on the circumstances of such adjustment if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment. In addition, the failure to provide for such an adjustment (or to adequately adjust) may also result in a deemed distribution to U.S. holders of the pre-funded warrants or purchase warrants or Shares. Any such constructive distribution may be taxable whether or not there is an actual distribution of cash or other property. However, adjustments to the exercise price of pre-funded warrants or purchase warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Generally, such deemed distributions will be taxable in the same manner as an actual distribution as described in “-Distributions on the Shares or the Warrant Shares,” except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. holder’s tax basis in the underlying stock will be increased to the extent any such constructive distribution is treated as a dividend. Proposed U.S. Treasury Regulations address the amount of, timing of, and withholding obligations in respect to, constructive distributions made to holders of convertible securities such as the pre-funded warrants or purchase warrants. These proposed regulations are effective for constructive distributions made on or after the date of finalization, but may generally be relied upon as to certain matters for constructive distributions that occur prior to such date. U.S. holders should consult their own tax advisors regarding the application of such regulations and other tax considerations relating to the possibility of constructive distributions.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our securities. Certain U.S. holders are exempt from backup withholding, including C corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Exercise of Purchase Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of a purchase warrant and the related receipt of warrant shares (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed under “-Gain on Sale, Exchange or Other Taxable Disposition of Our Securities”). See “-Tax Considerations Applicable to U.S. Holders-Exercise of Purchase Warrants.” However, if a cashless exercise of purchase warrants results in a taxable exchange, as described in “-Tax Considerations Applicable to U.S. Holders-Exercise of Purchase Warrants,” the rules described in “Gain on Sale, Exchange or Other Taxable Disposition of Our Securities” would apply.

Lapse of Purchase Warrants

If a non-U.S. holder allows a purchase warrant to expire unexercised, such non-U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the purchase warrant. See “-Tax Considerations Applicable to U.S. Holders-Lapse of Warrants.”

Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants

See the discussion of the rules applicable to constructive distributions on a pre-funded warrant or purchase warrant in “-Tax Considerations Applicable to U.S. Holders-Certain Adjustments to the Warrants.” If an adjustment to the number of warrant shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the pre-funded warrants or purchase warrants, results in a constructive distribution, as described in “-Tax Considerations Applicable to U.S. Holders-Certain Adjustments to the Pre-Funded Warrants and Purchase Warrants,” the rules described in “-Distributions on the Shares or the Warrant Shares” would apply. U.S. federal income tax required to be withheld on any portion of such constructive distribution that is treated as a dividend (as described in “-Distributions on the Shares or the Warrant Shares”) may be withheld from warrant shares, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. holder.

Distributions on the Shares or the Warrant Shares

We do not anticipate declaring or paying any future distributions. However, if we make distributions on the Shares or the warrant shares such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s adjusted tax basis in the Shares or the warrant shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or warrant shares, subject to the tax treatment described in “-Gain on Sale, Exchange or Other Taxable Disposition of Our Securities” below.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

To claim a reduction or exemption from withholding, a non-U.S. holder generally will be required to provide (a) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions will also be subject to the discussion in “-Backup Withholding and Information Reporting” and “-Foreign Accounts.”

Gain on Sale, Exchange or Other Taxable Disposition of Our Securities

Subject to the discussion in “-Backup Withholding and Information Reporting” and “-Foreign Accounts,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other taxable disposition of our securities unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described in “-Distributions on the Shares or the Warrant Shares” also may apply;

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” in which case such non-U.S. holder generally will be taxed on its net gain derived from the disposition as effectively connected income taxable at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code); however, the branch profits tax described above will not apply to a U.S. holder that is a foreign corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market, the Shares will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held the Shares or warrant shares, as applicable. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. Disposition by a non-U.S. holder of purchase warrants (that are not expected to be regularly traded on an established securities market) may also be eligible for an exemption from withholding even if we are treated as a U.S. real property holding corporation, if on the date such purchase warrants were acquired by such non-U.S. holder such holdings had a fair market value no greater than the fair market value on that date of 5% of our regularly-traded common stock, provided that, if a non-U.S. holder holding our not-regularly-traded purchase warrants subsequently acquires additional purchase warrants, then such interests would be aggregated and valued as of the date of the subsequent acquisition to apply this 5% limitation.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our securities paid to such non-U.S. holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to any dividends on our securities. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our securities if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or IRS Form W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described in “-Distributions on the Shares or the Warrant Shares” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our securities by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, the gross proceeds of a disposition of our securities paid to a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding accounts held by certain “specific United States persons” or “United States owned foreign entities” (each as defined in the Code), or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of our securities paid to a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any “substantial United States owners” (as defined in the Code), provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The withholding provisions described above currently apply to dividends paid on our securities. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

GENERAL

Additional conforming changes are hereby made to the Prospectus to reflect the changes described in this free writing prospectus. All terms of the Prospectus applicable to our shares of common stock will be applicable to the shares of common stock underlying the pre-funded warrants and the purchase warrants upon issuance.

Sangamo Therapeutics, Inc. has filed a shelf registration statement, including the Prospectus, on Form S-3 relating to the offering of the securities filed with the Securities and Exchange Commission (SEC) and subsequently declared effective by the SEC. Before you invest, you should read the Prospectus and other documents Sangamo Therapeutics, Inc. has filed with the SEC for more complete information about Sangamo Therapeutics, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022 or by email at prospectus@cantor.com or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, 14th Floor, New York, New York 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.